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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                           Notification of Late Filing

                                                         SEC FILE NUMBER 0-25226
                                                         CUSIP NUMBER 291087203

(Check One)
[X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q    [ ] Form N-SAR

For Period Ended: MARCH 31, 2003
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[ ]      Transition Report on Form 10-K
[ ]      Transition Report on Form 20-F
[ ]      Transition Report on Form 11-K
[ ]      Transition Report on Form 10-Q
[ ]      Transition Report on Form N-SAR

For the Transition Period Ended: ____________________

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                       N/A
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                         PART I - REGISTRANT INFORMATION

Full Name of Registrant                                     EMERSON RADIO CORP.

Former Name if Applicable                                   N/A

Address of Principal Executive Office (Street and Number)   NINE ENTIN ROAD

City, State and Zip Code                                    PARSIPPANY, NJ 07054

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                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Emerson Radio Corp. (the "Company") is unable to file its annual report on Form 10-K for the fiscal year ended March 31, 2003 within the time period prescribed for such report without unreasonable effort or expense as a result of the filing of a Form 12b-25 by its 53% owned subsidiary, Sport Supply Group, Inc. ("SSG") for the reasons set forth in such form. The Company anticipates filing its Form 10-K within the time frame granted for filing by Rule 12b-25(b).


                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Kenneth A Corby
Executive Vice President and Chief Financial Officer            (973) 884-5800
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(Name)                                            (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Sections 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                 [X] Yes [ ] No


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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                               Emerson Radio Corp.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                               EMERSON RADIO CORP.


Date:  June 30, 2003                          By:  /s/Kenneth A. Corby
                                                   -----------------------------
                                              Name:  Kenneth A. Corby
                                              Title: Executive Vice President
                                                     and Chief Financial Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



-----------------------------------ATTENTION------------------------------------

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

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